EXHIBIT 10.49
111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com

February 8, 2021

Mr. Yves Laflamme

Re: Agreement between Yves Laflamme and Resolute Forest Products Inc.

Dear Mr. Laflamme:

This letter agreement confirms that your position as president and chief executive officer of Resolute Forest Products Inc. (Company) will terminate, and you will resign from the board of directors and all other positions with the Company and its subsidiaries, effective February 28, 2021 at 11:59 p.m. The terms and conditions of your termination are described below.

Severance Payments
Upon your termination, you will be entitled to receive the severance payments and all other benefits pursuant to section 5.8(c) of your Executive Employment Agreement with the Company, dated February 1, 2018 (Employment Agreement). In addition, you will be eligible to receive a prorata payment under the 2021 Short Term Incentive Plan (STIP) representing your two months of employment in 2021. Any STIP payments made for 2021 will be determined pursuant to the terms of the STIP and paid at the same time as other STIP participants.
Outstanding Equity Awards
Notwithstanding anything in the Executive Employment Agreement, this letter agreement and your performance stock unit and restricted stock unit award agreements to the contrary, any performance stock unit (PSUs) and restricted stock unit (RSUs) awards that remain outstanding as of your termination date will be fully vested on February 28, 2021 at 11:59 p.m. The PSUs to be earned will be determined and settled pursuant to the terms of your respective award agreements. The RSUs will be settled as soon as practicable following February 28, 2021 at 11:59 p.m. and execution of any release agreement. This paragraph amends the following award agreements accordingly: November 13, 2017; November 12, 2018; November 11, 2019; and November 16, 2020.

Indemnification
You will continue to be eligible for indemnification to the extent permitted under the Company’s certificate of incorporation, its by-laws, applicable law and pursuant to the indemnification agreement entered into between you and the Company and on December 6, 2012 and amended on April 11, 2017 and on February 28, 2018, and will receive director and officer liability insurance coverage with full post-termination/post-board service tail coverage, as provided for in such governing documents and indemnification agreement.

Restrictive Covenants
In exchange for the right to the severance pay described above, you agree that you remain subject to the covenants set forth in article 6 of your Employment Agreement.

Mtl#: 3458117.2

111 Robert-Bourassa Blvd., Suite 5000
Montreal, Quebec, H3C 2M1 Canada
T 514-875-2160 resolutefp.com
All other provisions in your Employment Agreement that survive the termination of your employment shall continue in effect in accordance with section 5.10 of the Employment Agreement.

If you have any questions about this agreement, please let us know. I look forward to your formal acceptance of this agreement.

/s/ Alain Rhéaume

Alain Rhéaume,
Chair of the Human Resources, Compensation & Nominating and Governance Committee
of the Board of Directors

I have read the herein letter and hereby accept these terms and conditions.

/s/ Yves Laflamme
___________________________________            ___02/16/2021_________________
Yves Laflamme                 Date

Mtl#: 3458117.2